SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                            PURSUANT TO 13D-2(b)
                              (Amendment No.   )1
                                            ---
                       IMMUNE NETWORK RESEARCH LTD.
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                           (Name of Issuer)

                     COMMON STOCK WITHOUT PAR VALUE
--------------------------------------------------------------------
                         (Title of Class of Securities)

                                452925100
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                              (CUSIP Number)
                           December 29,1999
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      (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed
                     [ ]  Rule 13d 1(b)

                     [ ]  Rule 13d 1(c)

                     [X]  Rule 13d 1(d)



1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No  452925100            13G       Page       of        Pages
        ------------------                    -----    ------
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1. Names of Reporting Persons I.R.S. Identification Nos. of Above Persons
  (entities only)
                     OH KIM SUN
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2. Check the Appropriate Box if a Member of a Group*           (a) [ ]

                                                               (b) [ ]

                  NOT APPLICABLE
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3. SEC Use Only

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4. Citizenship or Place of Organization
                     MALAYSIAN
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Number of Shares  5. Sole Voting Power    1,894,000
                  -------------------------------------------------------------
Beneficially
Owned             6. Shared Voting Power   N/A
                  -------------------------------------------------------------
by Each
Reporting         7. Sole Dispositive Power    1,894,000
                  -------------------------------------------------------------
Person
With              8. Shared Dispositive Power    N/A
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9. Aggregate Amount Beneficially Owned by Each Reporting Person
                            1,894,000
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10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                         [ ]
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11. Percent of Class Represented by Amount in Row 9
                              5.8%
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12. Type of Reporting Person*
                               IN
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           *SEE INSTRUCTIONS BEFORE FILLING OUT!

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Item 1

Item 1(a) Name of Issuer:
                  IMMUNE NETWORK RESEARCH LTD.
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Item 1(b) Address of Issuer's Principal Executive Offices:
      3540 Wesbrook Mall, Vancouver BC, V6S 2L2
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Item 2(a) Name of Person Filing:
                OH KIM SUN
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Item 2(b) Address of Principal Business Office or, if none, Residence:
          No.18 Jalan Tun Ismail Bukit Tunku
          Kuala Lumpur, Malaysia, 50480
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Item 2(c) Citizenship:
               Malaysian
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Item 2(d) Title of Class of Securities:
           Common Stock Without Par Value
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Item 2(e) CUSIP Number:
          452925100
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Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
        (c), check whether the person filing is a:

(a)     [ ] Broker or Dealer registered under Section 15 of the Act.

(b)     [ ] Bank as defined in Section 3(a)(6) of the Act.

(c)     [ ] Insurance Company as defined in Section 3(a)(19) of the Act.

(d)     [ ] Investment Company registered under Section 8 of the Investment
            Company Act

(e)     [ ] Investment Adviser registered under Section 203 of the Investment
            Advisers Act of 1940

(e)     [ ] Investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
                                                    -----------------------
(f)     [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

(g)     [ ] Parent Holding Company, in accordance with Rule
            13d-1(b)(1)(ii)(G);see Item 7

(h)     [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

Item 4. Ownership

    If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)
(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

(a)    Amount Beneficially Owned:
                        1,894,000
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(b)    Percent of class
                          5.8%
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(c)    Number of shares as to which such person has:

      (i)     Sole power to vote or to direct the vote   1,894,000
                                                       ------------------------
      (ii)    Shared power to vote or to direct the vote  N/A
                                                         ----------------------
      (iii)   Sole power to dispose or to direct the disposition of 1,894,000
                                                                    -----------

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      (iv)    Shared power to dispose or to direct the disposition of  N/A
                                                                      ---------

              Instruction.-For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).


Item 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Instruction. Dissolution of a group requires a response to this item.


Item 6.  Ownership of More than Five Percent on Behalf of Another Person

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

                                        NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

If a parent holding company has filed this schedule pursuant to Rule 13d-1(b)
(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary.
If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1-(c), attach an exhibit stating the identification of the relevant subsidiary.

                                        NOT APPLICABLE

Item 8. Identification and Classification of Members of the Group

If a group has filed this schedule pursuant to Rule 13d-1(b)(ii)(H), so indicate under Item 3(h) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c)), attach an exhibit stating the identity of each member of the group.

                                        NOT APPLICABLE

Item 9. Notice of Dissolution of Group

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

                                        NOT APPLICABLE

Item 10. Certifications

The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

       "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."

                                        NOT APPLICABLE

                                    Signature.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 February 2, 2000
                                              ---------------------------------
                                                           (Date)
                                                   /s/OH KIM SUN
                                              ---------------------------------
                                                         (Signature)
                                                      OH KIM SUN
                                              ---------------------------------
                                                          (Name/Title)



The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).
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